Exhibit 8.2

[FORM AGREEMENT]

ESCROW SERVICES AGREEMENT

This Escrow Services Agreement (this “Agreement”) is made and entered into as of June 25, 2018, by and between Prime Trust, LLC (“Prime Trust”, or “Escrow Agent”), High Times Holding Corp (“Issuer”), and NMS Capital Advisors, LLC (“Broker”).

RECITALS

WHEREAS, Issuer proposes to offer for sale to investors as disclosed in its offering materials (the “Offering”), securities pursuant to either a) Rule 506 promulgated by the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”); b) Regulation A+ promulgated by the SEC as modified by final rules adopted per Title IV of the Jumpstart Our Business Startups (JOBs) Act; or c) another federal or state exemption from registration, either directly (“issuer direct”) and/or through one or more registered broker-dealers as a selling group (“Syndicate”), the equity and/or debt securities of Issuer (the “Securities”) in the amount of at least $5,000,000 USD (the “Minimum Amount of the Offering”) and up to the maximum amount of $50,000,000 USD (the “Maximum Amount of the Offering”).

WHEREAS, Issuer has engaged NMS Capital Advisors, LLC, a registered broker-dealer with the Securities Exchange Commission and member of the Financial Industry Regulatory Authority, to serve as [placement agent/underwriter] for the Offering.

WHEREAS, Issuer and Broker desire to establish an Escrow Account in which funds received from prospective investors (“Subscribers”) will be held during the Offering, subject to the terms and conditions of this Agreement. Prime Trust agrees to serve as Escrow Agent with respect to such Escrow Account in accordance with the terms and conditions set forth herein to be held at a FDIC insured bank (the “Bank”), in a segregated account as defined below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

1.	Establishment of Escrow Account. Prior to the date the offering commences (the “Commencement Date”), the Escrow Agent shall establish an account at the Bank, for the benefit of investors in the offering (the “Escrow Account”). The Escrow Account shall be a segregated, deposit account at the Bank. All parties agree to maintain the Escrow Account and escrowed funds in a manner that is compliant with SEC Rules I Ob-9 and 15c2-4, promulgated under the Securities Exchange Act of 1934, as amended.

2.	Escrow Period. The Escrow Period shall begin on the Commencement Date and shall terminate in whole or in part upon the earlier to occur of the following:

a.	The date upon which subscription amounts for the Minimum Amount of the Offering required to be sold have been deposited and cleared in the Escrow Account. The Escrow Account shall remain open pending receipt of Securities to meet the Maximum Amount of the Offering; or

b.	August 12, 2018, as such date may be extended by the Issuer to as late as September 12, 2018 pursuant to written notice from Issuer (the “Termination Date”); or

c.	The date upon which a determination is made by Issuer and/or its authorized representatives to terminate the Offering prior to closing.

During the Escrow Period, the parties agree that (i) Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and that (ii) the Issuer is not entitled to any funds received into escrow, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the Issuer has triggered closing of such funds. Even after the sale of securities to investors, the Issuer may elect to continue to leave funds in the Escrow Account in order to protect investors as needed.

In addition, the parties acknowledge that the total funds raised cannot exceed the Maximum Amount of the Offering permitted by the offering materials. Issuer represents that no funds have yet been raised for the Issuer and that all funds to be raised for the Offering will be deposited in the Escrow Account established by Prime Trust at the Bank.

3.

Deposits into the Escrow Account. All Subscribers will be instructed by Issuer and Broker as well as their respective agents to transfer funds by wire, check, credit card or ACH deposit into the Escrow Account. Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the “Escrow Amount.” Issuer or its agents shall promptly, concurrent with any new or modified subscription, provide Escrow Agent with a copy of the Subscriber’s signed subscription agreement and other information as may be reasonably requested by Escrow Agent in the performance of its duties under this Agreement. As required by government regulations pertaining to the US Treasury, Homeland Security, the Internal Revenue Service and the SEC, federal law requires financial institutions to obtain, reasonably verify and record information that identifies each person (natural person or legal entity, including its authorized persons) who funds and executes securities transactions. Information requested of the Issuer and Subscribers will be typical information requested in the gathering and verification guidelines and best practices promulgated by anti-money laundering (“AML”) rules and regulations and those regulat01y agencies that enforce them. Escrow Agent is under no duty or responsibility to enforce collection of any wire, check, credit card or ACH delivered to it hereunder. Issuer shall assist Escrow Agent with clearing any and all AML and ACH exceptions. Funds may be deposited in the escrow account by check, credit card, wire or ACH deposit. Wire instructions are:

Name and Address of Bank:

ABA# 122242869

Account No. 0045181588

Prime Trust LLC
Prime Trust FBO PMB 899746
2300 w Sahara #1170
Las Vegas, NV 89102

For the benefit of:     Hightimes Holding Corp.

Funds Hold-clearing, settlement and risk management policy: All parties agree that funds are considered “cleared” as follows:

*	Wires-24 hours after receipt of funds

*	Checks —10 days after deposit

*	ACH-As transaction must clear in a manner similar to checks, and as Federal regulations provide investors with 60 days to recall funds, for risk reduction and protection the Escrow Agent will agree to release, starting 10 calendar days after receipt and so long as the offering is closed, the greater of 94% of funds or gross funds less ACH deposits still at risk of recall. Of course, regardless of this operating policy, Issuer remains liable to immediately and without protestation or delay return to Prime Trust any funds recalled pursuant to Federal regulations.

●	Credit Cards – 24 hours after receipt of funds from the bank.

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Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with securities industry laws, rules, regulations or best practices. Escrow Agent may at any time reject or return funds to any Subscriber (i) that do not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of Escrow Agent, in its sole and absolute discretion, or, (ii) for which Escrow Agent determines, in its sole discretion, that it would be improper or unlawful for Escrow Agent to accept or hold the applicable Subscriber’s funds, as Escrow Agent, due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. Escrow Agent shall promptly inform Issuer of any such return or rejection.

4.	Disbursements from the Escrow Account. In the event Escrow Agent does not receive written instructions from the Issuer and Broker to release funds from Escrow on or prior to the termination of the Escrow Period, Escrow Agent shall terminate Escrow and make a full and prompt return of funds so that refunds are made to each Subscriber in the exact amount received from said Subscriber, without deduction, penalty, or expense to Subscriber. In the event Escrow Agent receives cleared funds for the Minimum Amount of the Offering prior to the termination of the Escrow Period and Escrow Agent receives a written instruction from Issuer and Broker (generally via notification in the application programming interface (“API”)), Escrow Agent shall, pursuant to those instructions, move funds to a Prime Trust Business custodial account in the name of Issuer, the agreement for which is hereby incorporated into this Agreement by reference and will be considered duly signed upon execution of this Agreement, to perform cash management and reconciliation on behalf of Issuer and for Issuers wholly owned funds, to make any investments as directed by Issuer, as well as to make disbursements if and when requested. Issuer acknowledges that there is a one business day processing time once a request has been received to break Escrow or otherwise move funds into Issuers Prime Trust custodial account. Issuer hereby irrevocably authorizes Prime Trust to deduct any fees owed to it, as well as to any third parties (and remit funds to such parties) from the Issuers wholly owned gross funds in the custodial account, if and when due. Furthermore, Issuer directs Escrow Agent to accept instructions regarding fees from any registered securities broker in the syndicate, if any.

5.	Collection Procedure. Escrow Agent is hereby authorized, upon receipt of Subscriber funds not transmitted directly into the Escrow Account, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH charge-backs and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the escrow ledger. Any and all fees paid by Issuer for funds receipt and processing are non refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover the refund, return or recall. If Issuer and/or Broker has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions necessary to return such funds to Subscriber, but Issuer shall not involve Escrow Agent in any such disputes.

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6.	Escrow Administration Fees, Compensation of Escrow Agent. Escrow Agent will charge Escrow Administration Fees to Issuer as listed on Schedule A and attached hereto. No fees, charges or expense reimbursements of Escrow Agent are reimbursable, and are not subject to pro-rata analysis. All fees and charges, if not paid by a representative of Issuer (e.g. funding platform, lead syndicate broker, etc.), may be made via either the Issuer’s credit card or ACH information on file with Prime Trust. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by the Issuer or the Escrow Agent shall be paid out of or chargeable to the investor funds on deposit in the escrow account.

7.	Representations and Warranties. Each the Issuer and Broker covenant and make the following representations and warranties to Escrow Agent:

a.	It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.	This Agreement has been duly approved by all necessary actions, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

c.	The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

d.	The Offering shall contain a statement that Escrow Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Escrow Agent has not and shall not be used in any manner in connection with the Offering of the Securities other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

e.	No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

f.	It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

g.	Its business activities are in no way related to Cannabis, gambling, pornography, or firearms.

h.	The Offering complies in all material respects with the Act and all applicable laws, rules and regulations.

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Each Issuer and Broker agree that all of the covenants, representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Funds.

8.	Term and Termination. This Agreement will remain in full force during the Escrow Period. Even after this Agreement is terminated, certain provisions will remain in effect, including, but not limited to, items 3, 4, 5, 8, 9, 10, 11 and 12 of this Agreement.

9.	Binding Arbitration, Applicable Law and Venue, Attorneys Fees: This Agreement is governed by, and will be interpreted and enforced in accordance with the regulations of the SEC and trust and banking laws of the State of Nevada, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the American Arbitration Association, with venue in Clark County, Nevada. Each of the parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees.

10.	Liability. The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

11.	Indemnity. Issuer agrees to defend, indemnify and hold Escrow Agent and its related entities, directors, employees, service providers, advertisers, affiliates, officers, agents, and partners and third-party service providers (collectively “Escrow Agent Indemnified Parties”) harmless from and against any loss, liability, claim, or demand, including attorney’s fees (collectively “Expenses”), made by any third party due to or arising out of (i) this Agreement or a breach of any provision in this Agreement, or (ii) any change in regulation or law, state or federal, and the enforcement or prosecution of such as such authorities may apply to or against Issuer. This indemnity shall include, but is not limited to, all Expenses incurred in conjunction with any interpleader that Escrow Agent may enter into regarding this Agreement and/or third-party subpoena or discovery process that may be directed to Escrow Agent Indemnified Parties. It shall also include any action(s) by a governmental or trade association authority seeking to impose criminal or civil sanctions on any Escrow Agent Indemnified Parties based on a connection or alleged connection between this Agreement and Issuers business and/or associated persons. These defense, indemnification and hold harmless obligations will survive termination of this Agreement. Escrow Agent reserves the right to control the defense of any such claim or action and all negotiations for settlement or compromise, and to select or approve defense counsel, and Issuer agrees to fully cooperate with Escrow Agent in the defense of any such claim, action, settlement, or compromise negotiations.

12.	Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between the parties hereto regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

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13.	Changes. Escrow Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, and any interpretations thereof, and without necessity of notice, to modify either this Agreement and/or the Escrow Account to comply or conform to such changes or interpretations. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Prime Trust, Issuer and Broker. Changes to this Agreement will be sent to you via email.

14.	Notices.

a.	Any communication in connection with this agreement must be in writing and, unless otherwise stated, may be given:

ii)	in person, by post or fax; or

iii)	by e-mail or other electronic communication.

b.	Such communications shall be addressed as follows:

To Escrow Agent:	escrowla!primetrust.com

To Issuer:	Investor@hightimes.com

To Broker:	ARTHUR.MANSOURIAN@NMSCAPITAL.COM

c.	Any party may change their notice or email address and/or facsimile number by giving written notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

15.	Limited Capacity of Escrow Agent. This Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent acts hereunder as an escrow agent only and is not associated, affiliated, or involved in the business decisions or business activities of Issuer, Broker, or Subscriber. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction, or request furnished to it hereunder, including, without limitation, the authority or the identity of any signer thereof, believed by it to be genuine, and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction, or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be responsible to notify, any party thereto or any other party interested in this Agreement of any payment required or maturity occurring under this Agreement or under the terms of any instrument deposited herewith. Escrow Agent’s entire liability and exclusive remedy in any cause of action based on contract, tort, or otherwise in connection with any services furnished pursuant to this Agreement shall be limited to the total fees paid to Escrow Agent by Issuer.

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16.	Counterparts; Facsimile; Email; Signatures; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, and delivered by email in .pdf format, which shall be binding upon each signing patty to the same extent as an original executed version hereof.

17.	Substitute Form W-9: Taxpayer Identification Number certification and backup withholding statement.

18.	PRIVACY ACT STATEMENT: Section 6109 of the Internal Revenue Code requires you (Issuer) to provide us with your correct Taxpayer Identification Number (TIN).

Name of Business:	High Times Holdings Corp
Tax Identification Number:	81-4706993

Consent is Hereby Given: By signing this Agreement electronically, Issuer explicitly agrees to receive documents electronically including its copy of this signed Agreement and the Business Custodial Agreement as well as ongoing disclosures, communications, and notices.

Agreed by the undersigned as of the date set forth above by and between:

Issuer:

/s/ David Newberg
By:	David Newberg
Title:	VP Finance

Prime Trust, LLC

By:	Whitney White
Title:	COO

Broker:

By:	Arthur Mansourian
Title:	Vice President

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